Exhibit 99

News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
                                                                   Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports Record
 Third Quarter Results

               Announces Acquisition of Metro NY-based Benefits Administration and Consulting Firm

SYRACUSE, N.Y. — October 25, 2011 — Community Bank System, Inc. (NYSE: CBU) reported third quarter 2011 net income of $20.0 million ($0.54 per share), an increase of 15.9% over the $17.3 million reported for the third quarter of 2010.  The third quarter’s record results included $0.4 million ($0.01 per share) of acquisition expenses related to the Company’s purchase of The Wilber Corporation, completed in early April.  2011 year-to-date earnings of $54.2 million, or $1.50 per share, include $4.7 million ($0.09 per share, after-tax) of acquisition expenses, and were up 14.2% over the first nine months of 2010.

Total revenue for the third quarter of 2011 was $77.8 million, an increase of $8.6 million, or 12.4%, over the third quarter of last year.  The higher revenue was a result of a 17.8% increase in average earning assets, principally from the Wilber acquisition, offset slightly by a four-basis point decline in the Company’s net interest margin to 4.04%.  The quarterly provision for loan losses of $1.0 million was $0.4 million lower than the third quarter of 2010, reflective of lower net charge-offs and the continuation of generally stable and favorable asset quality metrics.  Total operating expenses were $48.1 million for the quarter, including $0.4 million of acquisition expenses related to the Wilber transaction.  Recurring operating expenses of $47.7 million (excluding acquisition expenses and special charges) for the quarter were $3.4 million, or 7.7%, higher than the third quarter of 2010, primarily reflective of the additional operating costs associated with the Wilber acquisition.

“Our strong earnings momentum continued through the third quarter as we achieved another quarter of record earnings,” said President and Chief Executive Officer Mark E. Tryniski.  “Despite the challenging operating environment, we remain positioned for a strong finish to 2011 and an equally strong start to the new year.  We remain very pleased with the performance of our new Central New York region (the former Wilber National Bank branches) and the response of our customers to the availability of enhanced product offerings.  The combination of organic consumer loan and core deposit growth, focused expense management and excellent asset quality metrics, continue to provide favorable bottom-line results.  With third quarter net charge-offs of $1.1 million, or 0.13% of average loans, and nonperforming loans to total loans of 0.54%, we continue to believe that the quality of our loan portfolios will remain a significant operating strength.”

Third quarter net interest income grew to $54.6 million, an increase of 17.8% above the third quarter of 2010, resulting from an $867 million increase in average interest-earning assets, offset by a slightly lower  net interest margin.  Although the Company has productively reinvested most of its cash flow generation during the last year, it still retains a significant net liquidity position, with average balances rising above $240 million for the third quarter.  Low market interest rates and continued disciplined deposit pricing resulted in a 23-basis point reduction in the total cost of funds, in comparison to the third quarter of 2010.  However, this was more than offset by a 28-basis point decline in earning-asset yields, reflective of lower yields on investment securities, and a $190 million increase in low-rate, invested cash equivalents versus last year’s third quarter.  On a linked quarter basis the Company’s net interest margin declined nine basis points, with a significant portion of the decline related to higher invested cash balances.

Community Bank System, Inc.

Third quarter non-interest income of $23.2 million was 1.3% higher than the third quarter of last year.  The Company’s employee benefits administration and consulting businesses grew revenues by 5.9 % over last year’s third quarter, and its wealth management group generated a 21.0% revenue improvement, principally from activities related to the Wilber acquisition.  Mortgage banking revenues were down $0.9 million from last year’s third quarter, reflective of the very robust demand conditions in the second half of 2010.  Deposit service fees of $11.1 million were essentially the same as the third quarter of 2010, despite the addition of Wilber, reflective of lower overall customer utilization and other changes in certain fee-based deposit services, including overdraft programs.  Other banking services of $1.2 million for the quarter included $0.6 million of revenues derived from the Company’s retail life and disability insurance programs, consistently recognized in the third fiscal quarter annually.

Quarterly operating expenses of $47.7 million (excluding acquisition expenses and special charges) were $3.4 million, or 7.7% above the third quarter of 2010, reflective of additional operating costs associated with the Wilber acquisition completed in early April, partially offset by a decline in FDIC insurance and core system processing costs.

Financial Position

Average earning assets for the third quarter of $5.74 billion were $867.4 million above the third quarter of 2010, and $80.4 million higher than the second quarter of 2011.  Ending loans increased $396.1 million from September 2010, reflective of the Wilber acquisition.  Total net loans were down $1.6 million from the end of June, comprised of $21.7 million of net organic loan growth offset by $23.3 million of contractual and other principal reductions in the acquired Wilber portfolio, including the disposition of certain impaired loans in the quarter.  Solid results in consumer mortgage and installment products more than offset continued soft demand in business lending.  In addition, a portion of the Company’s low-rate, longer-term mortgage originations continued to be sold into the secondary market during the quarter.  Average investment securities were down $9.4 million from the third quarter of 2011, while cash equivalents of $240.1 million increased $63.0 million, creating downward pressure on the Company’s net interest margin during the quarter.  Quarterly average deposits were $839.8 million higher than the third quarter of 2010 and 2.5% higher than the second quarter of 2011, including relationships acquired from Wilber, where customer retention efforts have been very successful.  Average borrowings for the quarter of $832.5 million were consistent with both the second quarter of 2011 and the third quarter of last year.  Quarter-end shareholders’ equity of $755.6 million was $139.8 million higher than September 30, 2010, and included the issuance of 3.4 million additional shares in conjunction with the Wilber acquisition.  The Company’s net tangible equity to net tangible assets ratio improved to 6.79% at quarter-end, up 58 basis points from the end of last year’s third quarter.

Asset Quality

Third quarter net charge-offs were $1.1 million, compared to $0.7 million in the second quarter of 2011, and $1.4 million in the third quarter of 2010, as the Company’s asset quality profile remained exceptionally strong.  Nonperforming loans as a percentage of total loans at September 30, 2011 were 0.54%, down slightly from 0.58% at the end of both June 2011, and September 30, 2010.  The total delinquency ratio of 1.56% was up six basis points from June 30, 2011, and down eight basis points from the 1.64% level reported at September 30, 2010.  Quarter-end nonperforming assets to total assets of 0.33% was four basis points lower than both the end of last year’s third quarter and June 30, 2011.  These favorable asset quality metrics continue to be noticeably better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  The third quarter provision for loan losses of $1.0 million was $0.4 million lower than the third quarter of 2010 and even with the second quarter of 2011.  The third quarter’s provision was $0.07 million lower than quarterly net charge-offs, indicative of generally stable delinquency ratios and non-performing asset levels and total loan balances.  The ratio of allowance for loan losses to total loans outstanding was 1.22% as of September 30, 2011 (1.38%, excluding acquired Wilber loans, which are accounted for at fair value), consistent with the 1.38% level at the end of the third quarter of 2010.

Community Bank System, Inc.

Benefit Plan Administration and Consulting Services Expansion

The Company, through its Benefit Plans Administrative Services, Inc. subsidiary, recently announced that it has entered into a definitive agreement to acquire CAI Benefits, Inc. (CAI), a provider of actuarial consulting and retirement plan administration services with offices in New York City and Northern New Jersey.  The transaction, which is expected to close in 2011 subject to customary closing conditions, will add presence in a strategic market, as well as valuable capacity and prospects for enhanced distribution in support of the Company’s broader-based business.  With the addition of CAI, annual revenues from the company’s employee benefits consulting and trust administration service offerings are expected to be above $36 million.

Acquisition of The Wilber Corporation

Early in the second quarter of 2011 the Company completed the acquisition of The Wilber Corporation (NYSE Amex: GIW), parent company of the Wilber National Bank based in Oneonta, NY, for approximately $103 million in stock and cash.  The acquisition extended the Bank’s New York service area to the contiguous Central, Greater Capital, and Catskills regions of Upstate New York.  Upon the completion of the merger, Community Bank added 22 branch locations in eight counties, net loans of approximately $464 million, and customer deposits of nearly $772 million.

Dividend Declared

The Company’s Board of Directors approved a quarterly dividend on its common stock of $0.26 per share, payable on January 10, 2012, to shareholders of record as of December 15, 2011.  This two cent (8.3%) increase in the Company’s quarterly cash dividend over the same quarter of last year, represents an annualized yield of 4.0% based on the Company’s closing price of $26.16 on October 24, 2011.  This is the nineteenth (19th) consecutive year of dividend increases for the Company.  Mr. Tryniski commented, “The payment of a meaningful dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders.  The increase reflects the continued strength of both our current operating performance and capital position.”

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (October 26, 2011) to discuss third quarter results.  The conference call can be accessed at 1-866-838-2054 (1-904-520-5766 if outside United States and Canada).  An audio recording will be available one hour after the call until December 31, 2011, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2699781.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=82654.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://www.ir.communitybanksystem.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $6.5 billion in assets and over 170 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits consulting and trust administration firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-date
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Earnings
Loan income	$50,702	$45,094	$142,470	$134,618
Investment income	19,716	17,503	58,085	51,654
Total interest income	70,418	62,597	200,555	186,272
Interest expense	15,850	16,273	46,277	50,721
Net interest income	54,568	46,324	154,278	135,551
Provision for loan losses	1,043	1,400	3,143	5,270
Net interest income after provision for loan losses	53,525	44,924	151,135	130,281
Deposit service fees	11,134	11,180	31,307	33,036
Mortgage banking revenues	320	1,215	1,698	2,290
Other banking services	1,179	863	2,222	1,826
Trust, investment and asset management fees	2,904	2,400	7,866	7,442
Benefit plan administration, consulting and actuarial fees	7,685	7,256	23,722	22,415
Investment securities and debt extinguishment gain/(loss), net	(6)	0	8	0
Total noninterest income	23,216	22,914	66,823	67,009
Salaries and employee benefits	26,543	23,056	75,185	68,501
Occupancy and equipment and furniture	6,103	5,574	18,413	17,414
Amortization of intangible assets	1,161	1,277	3,251	4,985
Acquisition expenses & special charges	381	57	4,689	256
Other	13,905	14,388	40,997	41,609
Total operating expenses	48,093	44,352	142,535	132,765
Income before income taxes	28,648	23,486	75,423	64,525
Income taxes	8,640	6,224	21,269	17,099
Net income	$20,008	$17,262	$54,154	$47,426
Basic earnings per share	$0.54	$0.52	$1.52	$1.43
Diluted earnings per share	$0.54	$0.51	$1.50	$1.42

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011			2010
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$50,702	$49,471	$42,297	$44,085	$45,094
Investment income	19,716	20,379	17,990	17,924	17,503
Total interest income	70,418	69,850	60,287	62,009	62,597
Interest expense	15,850	15,663	14,764	15,876	16,273
Net interest income	54,568	54,187	45,523	46,133	46,324
Provision for loan losses	1,043	1,050	1,050	1,935	1,400
Net interest income after provision for loan losses	53,525	53,137	44,473	44,198	44,924
Deposit service fees	11,134	10,488	9,685	10,321	11,180
Mortgage banking revenues	320	982	396	1,408	1,215
Other banking services	1,179	645	398	462	863
Trust, investment and asset management fees	2,904	2,782	2,180	2,391	2,400
Benefit plan administration, consulting and actuarial fees	7,685	7,854	8,183	7,201	7,256
Investment securities and debt extinguishment gain/(loss), net	(6)	14	0	0	0
Total noninterest income	23,216	22,765	20,842	21,783	22,914
Salaries and employee benefits	26,543	25,531	23,111	22,900	23,056
Occupancy and equipment and furniture	6,103	6,253	6,057	5,520	5,574
Amortization of intangible assets	1,161	1,189	901	972	1,277
Acquisition expenses & special charges	381	3,617	691	1,107	57
Other	13,905	14,536	12,556	13,622	14,388
Total operating expenses	48,093	51,126	43,316	44,121	44,352
Income before income taxes	28,648	24,776	21,999	21,860	23,486
Income taxes	8,640	6,790	5,839	5,966	6,224
Net income	$20,008	$17,986	$16,160	$15,894	$17,262
Basic earnings per share	$0.54	$0.49	$0.48	$0.48	$0.52
Diluted earnings per share	$0.54	$0.49	$0.48	$0.47	$0.51
Profitability
Return on assets	1.23%	1.14%	1.19%	1.15%	1.25%
Return on equity	10.67%	10.15%	10.70%	10.27%	11.28%
Noninterest income/operating income (FTE) (1)	28.5%	28.1%	29.6%	30.3%	31.4%
Efficiency ratio (2)	57.0%	57.2%	59.3%	57.9%	57.9%
Components of Net Interest Margin (FTE)
Loan yield	5.81%	5.77%	5.73%	5.73%	5.81%
Cash equivalents yield	0.25%	0.24%	0.25%	0.25%	0.27%
Investment yield	4.55%	4.75%	5.01%	5.00%	4.84%
Earning asset yield	5.13%	5.24%	5.30%	5.36%	5.41%
Interest-bearing deposit rate	0.70%	0.70%	0.75%	0.86%	0.90%
Borrowing rate	4.27%	4.24%	4.28%	4.28%	4.28%
Cost of all interest-bearing funds	1.32%	1.34%	1.47%	1.56%	1.59%
Cost of funds (includes DDA)	1.12%	1.14%	1.25%	1.32%	1.35%
Net interest margin (FTE)	4.04%	4.13%	4.08%	4.07%	4.08%
Fully tax-equivalent adjustment	$3,836	$4,018	$3,969	$3,865	$3,788

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011			2010
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$3,481,087	$3,454,246	$3,005,926	$3,061,060	$3,088,590
Cash equivalents	240,127	177,154	159,044	105,242	50,484
Taxable investment securities	1,458,127	1,447,815	1,188,182	1,159,110	1,182,243
Nontaxable investment securities	560,051	579,795	565,564	554,014	550,660
Total interest-earning assets	5,739,392	5,659,010	4,918,716	4,879,426	4,871,977
Total assets	6,447,210	6,313,391	5,487,618	5,481,129	5,474,952
Interest-bearing deposits	3,926,457	3,864,671	3,234,986	3,206,327	3,217,831
Borrowings	832,505	839,003	830,454	831,025	832,568
Total interest-bearing liabilities	4,758,962	4,703,674	4,065,440	4,037,352	4,050,399
Noninterest-bearing deposits	867,373	813,789	739,515	743,698	736,203
Shareholders' equity	$743,730	$710,765	$612,559	$613,734	$606,912
Balance Sheet Data
Cash and cash equivalents	$425,877	$273,693	$296,938	$211,837	$179,556
Investment securities	2,075,283	2,088,105	1,792,246	1,742,324	1,769,149
Loans:
Business lending	1,261,125	1,290,893	1,006,114	1,023,286	1,045,849
Consumer mortgage	1,167,780	1,149,219	1,055,164	1,057,332	1,065,297
Consumer installment - indirect	564,423	549,449	500,058	494,813	508,502
Home equity	328,468	330,213	299,925	305,936	312,396
Consumer installment - direct	154,673	158,376	139,183	144,996	148,353
Total loans	3,476,469	3,478,150	3,000,444	3,026,363	3,080,397
Allowance for loan losses	42,463	42,531	42,147	42,510	42,610
Intangible assets	360,228	363,015	311,076	311,714	312,686
Other assets	208,460	230,053	190,815	194,778	197,039
Total assets	6,503,854	6,390,485	5,549,372	5,444,506	5,496,217
Deposits:
Noninterest-bearing	887,009	849,071	754,892	741,166	738,994
Non-maturity interest-bearing	2,782,241	2,721,589	2,361,312	2,272,013	2,253,447
Time	1,169,503	1,186,442	904,827	920,866	973,894
Total deposits	4,838,753	4,757,102	4,021,031	3,934,045	3,966,335
Borrowings	728,335	728,441	728,385	728,460	729,508
Subordinated debt held by unconsolidated subsidiary trusts	102,042	102,036	102,030	102,024	102,018
Other liabilities	79,091	72,835	73,826	72,719	82,556
Total liabilities	5,748,221	5,660,414	4,925,272	4,837,248	4,880,417
Shareholders' equity	755,633	730,071	624,100	607,258	615,800
Total liabilities and shareholders' equity	6,503,854	6,390,485	5,549,372	5,444,506	5,496,217
Capital
Tier 1 leverage ratio	8.17%	8.07%	8.42%	8.23%	7.99%
Tangible equity / net tangible assets (3)	6.79%	6.44%	6.36%	6.14%	6.21%
Diluted weighted average common shares O/S	37,312	37,061	33,989	33,786	33,606
Period end common shares outstanding	36,829	36,807	33,429	33,319	33,162
Cash dividends declared per common share	$0.26	$0.24	$0.24	$0.24	$0.24
Book value	$20.52	$19.84	$18.67	$18.23	$18.57
Tangible book value(3)	$11.37	$10.59	$10.01	$9.49	$9.74
Common stock price (end of period)	$22.69	$24.79	$24.27	$27.77	$23.01

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2011			2010
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$16,670	$17,833	$14,953	$15,378	$16,025
Accruing loans 90+ days delinquent	2,319	2,499	2,774	3,091	1,863
Total nonperforming loans	18,989	20,332	17,727	18,469	17,888
Other real estate owned (OREO)	2,776	3,269	1,945	2,011	2,689
Total nonperforming assets	21,765	23,601	19,672	20,480	20,577
Net charge-offs	1,111	666	1,413	2,035	1,393
Loan loss allowance/loans outstanding	1.22%	1.22%	1.40%	1.40%	1.38%
Nonperforming loans/loans outstanding	0.54%	0.58%	0.59%	0.61%	0.58%
Loan loss allowance/nonperforming loans	226%	209%	238%	230%	238%
Net charge-offs/average loans	0.13%	0.08%	0.19%	0.26%	0.18%
Delinquent loans/ending loans	1.56%	1.50%	1.46%	1.91%	1.64%
Loan loss provision/net charge-offs	94%	158%	74%	95%	100%
Nonperforming assets/total assets	0.33%	0.37%	0.35%	0.38%	0.37%

(1) Excludes gain (loss) on investment securities and amortization/accretion of fair market value purchase accounting adjustments.
(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, special charges, gain (loss) on investment securities, and amortization/accretion of fair market value purchase accounting adjustments.

(3) Includes deferred tax liabilities (of approximately $23.5 million at 9/30/11) related to tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.